Exhibit 99.1

May 24, 2007 Immediate Release

Ascent Solar Technologies Announces Redemption of Class A Public Warrants

LITTLETON, Colo. Ascent Solar Technologies, Inc. (NASDAQ:ASTI; BSX:ASTI) today announced plans to redeem its outstanding Class A public warrants (NASDAQ: ASTIW; BSX: ASTIW). Today, a notice of redemption has been mailed to all the warrant holders of record as of May 17, 2007. The redemption date is Monday, June 25, 2007, and any outstanding Class A public warrant that has not been exercised before that date will expire and will be redeemable by Ascent Solar for $0.25 per warrant.

Until the redemption date, the Class A public warrants are convertible into common stock at an exercise price of $6.60 per share. A total of 3,290,894 Class A public warrants were issued in connection with Ascent Solar’s initial public offering and to certain bridge investors. To date, approximately 640,400 of these warrants have been exercised, yielding $4,226,600 in gross proceeds to the company. Conversion of all of the outstanding Class A public warrants would generate additional proceeds to the company of approximately $17,493,300, which the Company would use to accelerate the planning, engineering and development of a 100 megawatt (MW) manufacturing plant and for general corporate purposes.

Ascent Solar President and CEO Matthew Foster stated “the Company’s exceptional performance in the past year and our recently announced partnership with Norsk Hydro (NYSE:NHY) have enabled us to achieve this significant milestone ahead of plan. The additional capital received from Class A public warrants already exercised has enabled us to accelerate development of the key production tools that will support our planned 100 MW manufacturing plant. Exercise of the remaining Class A public warrants will help support construction of the first of four 25 MW scale production lines, the first of which is planned for completion in 2009. Our pathway to the market with large volume production will be greatly enhanced should all of the remaining Class A public warrants be exercised.”

The Class A public warrants became eligible for redemption on April 16, 2007, when the last closing price of Ascent Solar’s common stock had equaled or exceeded $9.35 for five consecutive trading days. On May 23, 2007, the closing price of Ascent Solar’s common stock as reported by Nasdaq was $7.97, and the closing price of Ascent Solar’s Class A public warrants was $2.03.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

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